Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL PROVIDES UPDATE ON
METALLURGICAL COAL SUPPLY AGREEMENTS
     ST. LOUIS, June 15 – Patriot Coal Corporation (NYSE: PCX) today provided an update on certain of its metallurgical coal supply agreements.
     The Company has reached agreement with a customer that previously requested deferral of a portion of contracted shipments. The customer has now confirmed its commitment to purchase volumes as originally contracted for the remainder of 2009 and has agreed to make a cash payment to compensate for shortfalls in contracted purchases in the first half of 2009, primarily in the second quarter. The cash payment will be received in June and recognized as revenue during the second quarter. Patriot’s EBITDA for the second quarter is expected to be largely driven by this contractual arrangement.
     “Coal producers continue to deal with customer requests to defer shipments, especially customers in the steel industry. We have successfully restructured a coal supply agreement that is integral to our financial results, solidifying Patriot’s earnings relative to this contract, while addressing our customer’s needs. As changing circumstances warrant, we will continue to work toward mutually beneficial arrangements with our customers that maintain the full value of our contracts,” noted Patriot Chief Executive Officer Richard M. Whiting.
     Separately, Patriot has filed a demand for arbitration against a metallurgical coal customer to enforce the Company’s contractual rights and recover damages for failure to perform under two legacy-priced coal supply agreements during 2009. The customer’s failure to perform has caused disruptions in operating and shipping schedules.
     As of June 15, the Company’s 2009 production is substantially committed, and the Company expects sales to total 33.5 to 35 million tons for the full year. Average selling prices of currently priced tons scheduled for shipment in the second half of 2009 are as follows:

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	2H 2009
(tons in millions)	Tons	Price per ton
Appalachia – thermal	11.1	$58
Illinois Basin – thermal	3.8	$37
Appalachia – met	2.5	$105

Total	17.4

About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; availability and costs of credit; reductions of purchases or deferral of deliveries by major customers; customer performance and credit risks; the outcome of commercial negotiations involving sales contracts or other transactions; legislative and regulatory developments; risks associated with environmental laws and compliance; coal mining laws and regulations; economic strength and political stability of countries in which we serve customers; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; worldwide economic and political conditions; labor availability and relations; the Company’s ability to replace coal reserves; the effects of mergers, acquisitions and divestitures; our ability to respond to changing customer preferences; price volatility and demand, particularly in higher margin products; failure to comply with debt covenants; the outcome of pending or future litigation; weather patterns affecting energy demand; changes in postretirement benefit obligations; changes in contribution requirements to multi-employer benefit funds; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.

Definition and use of EBITDA
Patriot defines EBITDA as net income (loss) before deducting interest income and expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts. We have made reference to EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.
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